Exhibit 99.1

Contact: John Jordan
Director of Investor Relations
508-541-8800, ext. 145

PLC SYSTEMS ANNOUNCES NEW CATH LAB PRODUCT INITIATIVE;
COMPANY FOCUSES ON PREVENTING CONTRAST INDUCED NEPHROPATHY

- - Renal GuardTM Technology Addresses Estimated $500 Million Opportunity
In Interventional Cardiology and Interventional Radiology Markets - -
- - Company To Initiate Clinical Studies Evaluating System’s Ability
To Protect Kidney Function During Cardiac Catheterization Procedures - -

Franklin, MA, September 13, 2006 – PLC Systems Inc. (AMEX: PLC), a medical technology company focused on cardiac and vascular markets, today announced that it expects to initiate clinical studies for a new product initiative that has resulted from its ongoing work to broaden and diversify its product portfolio beyond its current TMR offerings.  The new product initiative, Renal Guard™, is focused on protecting renal (kidney) function during medical procedures that utilize drugs or agents that are harmful to the kidneys.  Specifically, contrast media is used by physicians in more than seven million interventional cardiology and interventional radiology procedures worldwide annually.  While contrast media is a key imaging tool for these minimally invasive procedures, it can cause serious health issues for patients with reduced kidney function.  A significant adverse effect of contrast agents is known as Contrast Induced Nephropathy (CIN), which is a form of Acute Renal Failure.

“For at-risk patients, Contrast Induced Nephropathy can lead to prolonged hospital stays; extended intensive care unit stays; dialysis; increased mortality; and higher healthcare costs,” stated Mark R. Tauscher, president and CEO of PLC Systems.  “Scientific literature has estimated that approximately 15 percent of all cath lab patients are at risk of developing CIN.  Going forward, we believe the increasing trend for less invasive, image guided procedures that require a contrast agent will only increase the risk for and the occurrence of CIN in these patients.”

PLC expects to initiate clinical studies that will evaluate the Renal Guard™ system’s ability to protect kidney function from contrast media used during diagnostic and interventional procedures performed in the cardiac catheterization laboratory.  Renal Guard™ is a fully-automated, real-time fluid measurement and replacement system.  The Renal Guard™ therapy limits the kidneys’ exposure to the toxins contained in the contrast agent by generating high urine flow in patients.  The fluid replacement mechanism within the Renal Guard™ system matches the patient’s urine output with normal saline in order to keep the patients optimally hydrated during their interventional cardiology or radiology procedure.

Commenting on the new growth initiative, Tauscher said, “Today marks a major step forward in PLC’s product diversification growth strategy.  Two years ago, we launched a comprehensive initiative to grow PLC beyond TMR.  We began with a methodical evaluation of both the healthcare market and our key strengths.  The rapid growth in interventional and image-guided medical procedures pointed us to the cath lab.  Within the cath lab we identified Contrast Induced Nephropathy as a significant, unmet clinical need in a large patient population and an area to which we can readily transition our manufacturing expertise and managerial strengths.  We are confident that our novel therapy can be easily adopted into current medical practice.”

Commenting on the market opportunity, Tauscher said, “CIN has the potential to be a large growth market for PLC.  Using the estimate of 15 percent of the 7 million interventional cardiology and interventional radiology patients being at risk of developing CIN we believe our Renal Guard™ therapy would serve an addressable market of more than one million patients annually.  Based on an estimated $500 per procedure pricing model, the value of that market opportunity could be more than $500 million.  Currently, there are no therapies that sufficiently address the CIN problem.”

Commenting on the status of Renal Guard™, Tauscher said, “During the past 18 months, we have moved our renal protection program from concept to reality.  We have completed and observed encouraging results from both animal and human proof of concept studies.  During that time, we have taken significant steps to establish domestic and international patent protection in order to safeguard our first mover advantage in this marketplace.  We have assembled a top-tier scientific advisory board of CIN experts to provide us with medical and scientific guidance necessary for this growth initiative to succeed.”

Tauscher concluded, “Going forward, we expect to initiate a U.S. pilot feasibility study in late 2006 with a pivotal clinical trial targeted for launch in 2007.  Ultimately, we would target U.S. commercial launch in late 2008 or early 2009, subject to the receipt of necessary regulatory approvals.  The commercialization timeline could be accelerated on the international front as we believe we can obtain CE Mark for our Renal Guard™ system in the first half of 2007.  We would then anticipate an overseas commercial launch in the summer of 2007.”

In conjunction with this announcement, PLC Systems will be hosting a conference call today, September 13, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (866) 362-4820 or (617) 597-5345 (for international participants) at least five minutes prior to the start of the call.  The passcode is: 56823628.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s website at http://www.plcmed.com.  For 10 days following the conference call, an audio replay can be accessed by dialing (888) 286-8010 or (617) 801-6888 (for international participants) and using passcode 51289667. A recording of the conference call will be available for the next 60 days on PLC’s website.

About PLC Medical Systems Inc.

PLC Medical Systems Inc. is a medical technology company specializing in innovative solutions for the cardiac and vascular markets.  Currently, the company is developing a novel therapy that is intended to protect renal (kidney) function during medical procedures that utilize harmful nephrotoxic drugs and agents.  In addition, PLC manufactures two unique lasers that are used for the treatment of severe angina and cardiac arrhythmias.  Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System that cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina.

PLC Systems, PLC Medical Systems, PLC and Renal Guard are trademarks of PLC Systems Inc.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “estimates,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may not receive necessary regulatory approvals to market our Renal Guard™ product, the clinical trials for that product may not be successful, the Renal Guard™ product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2005, and our other SEC reports.